EX-23M(2)

                                 MONTECITO FUND
                              PLAN OF DISTRIBUTION
                             PURSUANT TO RULE 12B-1
                           (ADOPTED FEBRUARY 28, 2002)

     WHEREAS, the Santa Barbara Group of Mutual Funds, Inc. (the "Company"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Company is authorized to issue an unlimited number of shares of beneficial interest without par value (the "Shares"), which may be divided into one or more series of Shares ("Series"); and

     WHEREAS, the Company currently offers several Series, one of which is the Montecito Fund (the "Fund"); and

     WHEREAS, the Directors of the Company as a whole, and the Directors who are not interested persons of the Company (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Disinterested Directors"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Fund and its shareholders, have approved this Plan, by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto;

     NOW THEREFORE, the Company hereby adopts this Plan for the Fund, in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

     DISTRIBUTION ACTIVITIES. Subject to the supervision of the Directors of the Company, the Company may, directly or indirectly, engage in any activities related to the distribution of the Shares of the Fund, which activities may include, but are not limited to, the following: (a) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that are engaged in the sale of Shares, or that may be advising shareholders of the Fund regarding the purchase, sale or retention of Shares; (b) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that hold Shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Fund and its shareholders; (c) expenses of maintaining personnel (including personnel of organizations with which the Company has entered into agreements related to this Plan) who engage in or support distribution of Fund Shares or who render shareholder support services, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Fund processing shareholder transactions, and providing such other shareholder services as the Company may reasonably request; (d) costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Fund for recipients other than existing shareholders of the Fund;
(e) costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (f) costs of preparing, printing and distributing sales literature; (g) costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Company may, from time to time, deem advisable; and (h) costs of implementing and operating this Plan. The Company is authorized to engage in the activities listed above, and in any other activities related to the distribution of Fund Shares, either directly or through other persons with which the Company has entered into agreements related to this Plan.

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ANNUAL  FEE.  The  Fund  will  pay SBG  Capital  Management,  Inc.,  the  Fund's investment adviser (the "Fund Manager") an annual fee for the Fund Manager's services in connection with the sales and promotion of the Fund, including its expenses in connection therewith (collectively, "Distribution Expenses"). The annual fee paid to the Fund Manager under this Plan will be calculated daily and paid monthly by the Fund on the first day of each month at an annual rate of 0.25% of the average daily net assets of the Fund. Payments received by the Fund Manager pursuant to this Plan are in addition to fees paid by the Fund pursuant to the Advisor Agreement and the Operating Services Agreement.

TERM AND  TERMINATION.  This Plan  shall  become  effective  after  approval  by majority votes of: (a) the Company's Board of Directors; and (b) the Disinterested Directors, cast in person at a meeting called for the purpose of voting on the Plan.

This Plan shall remain in effect for the period of one year from the date determined pursuant to paragraph 3(a) above and may be continued thereafter if this Plan is approved at least annually by a majority of the Company's Board of Directors and a majority of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such Plan.

This Plan may be terminated at any time by the vote of a majority of the Disinterested Directors or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund. If this Plan is terminated, the Fund will not be required to make any payments for expenses incurred after the date of termination.

AMENDMENTS. All material amendments to this Plan must be approved in the manner provided for annual renewal of this Plan in Section 3(b) hereof. In addition, this Plan may not be amended to increase materially the amount of expenditures provided for in Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of the Fund (as defined in the 1940 Act).

SELECTION AND NOMINATION OF DIRECTORS. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the 1940 Act) of the Company shall be committed to the discretion of the Directors who are not interested persons of the Company.

QUARTERLY REPORTS. The Treasurer of the Company shall provide to the Directors and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

RECORDKEEPING. The Company shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.